Exhibit 10.25

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 5th day of October, 2004 (the “Amended Agreement”), between New Skies Satellites N.V. (the “Employer” or the “Company”), an entity established under Dutch law, and Daniel S. Goldberg (the “Employee”).

WHEREAS the Company and the Employee have entered into that certain Employment Agreement, dated April 23, 2002 (the “2002 Agreement”); and

WHEREAS, the Company and the Employee desire to amend the 2002 Agreement in certain respects effective on and after the date hereof (the “Effective Date”) and to restate the 2002 Agreement to read in its entirety as follows.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Employment, Duties, Authority and Agreements.

(a) The Employer hereby agrees to employ the Employee as Chief Executive Officer of the Employer and the Employee hereby accepts such position and agrees to serve the Employer in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”). The Employee shall report solely and directly to the Supervisory Board of the Employer (the “Supervisory Board”). The Employee will have such duties, responsibilities and authority as are customary for chief executive officers of comparable entities to the Employer. During the Employment Period, the Employee shall be subject to, and shall act in substantial accordance with, all reasonable instructions and directions of the Supervisory Board and all applicable reasonable policies and rules thereof as are consistent with the above title, duties, responsibilities and authority and the Company’s Articles of Association. Pursuant to Article 15.2 of the Company’s Articles of Association, the Supervisory Board hereby designates Employee as the Chief Executive Officer of the Board of Management.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Employer.

(c)  During the Employment Period, the Employee may not, without the prior written consent of the Supervisory Board, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Employer), provided that it shall not be a violation of the foregoing for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization and (ii) manage his personal, financial and legal affairs, so long as such activities (described in clauses (i) and (ii)) do not interfere with the performance of his duties and responsibilities to the Employer as provided hereunder. Except as described in this Section l(c), Employee shall not provide any services to any other entity during the term of this Amended Agreement without the written consent of the Supervisory Board.

2. Compensation.

(a) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the Employment Period the Employer shall pay the Employee, not less than once a month pursuant to the Employer’s normal and customary payroll procedures, a base salary at the rate of U.S. $520,000 per annum, payable in U.S. Dollars or in Euros at the Employee’s election, at an exchange rate to be fixed annually by mutual agreement between the Employee and the Employer (the “Base Salary”). The Base Salary shall be reviewed annually and be increased further (but not decreased) in the absolute discretion of the Supervisory Board. Any such increased Base Salary shall then become the Base Salary for all purposes hereunder.

(b) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, beginning in calendar year 2002 and for the remainder of the Employment Period (the “Bonus Period”), the Employee shall have an opportunity to earn an annual cash bonus in accordance with the following terms. For each calendar year during the Bonus Period, Employee shall be eligible to earn a cash bonus. With respect to each such year, the target cash bonus shall be 40% and the maximum cash bonus shall be 60% of the Employee’s Base Salary for that year, subject to the attainment of certain targets established by the Supervisory Board in good faith (either acting directly or acting through its Management Compensation and Development Committee) for that year and, except as otherwise provided in Sections 2(h) and 5, subject to the Employee’s employment with the Employer on the last day of the calendar year (the “Annual Bonus”). It is agreed that the target 40% bonus level is a target and not a minimum bonus amount. The Annual Bonus earned by the Employee with respect to each year shall be paid to the Employee not later than the first regular pay date following the determination of the amount of such Annual Bonus. The Employer and the Employee agree that the Annual Bonus for 2004 shall be paid at the target level subject to Section 2(h).

(c) (i) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, the Employer granted the Employee effective as of the date of the 2002 Agreement an award of 108,000 shares of restricted stock (“Restricted Stock”) that was and is scheduled to vest in three equal annual installments on February 25, 2003, February 25, 2004, and February 25, 2005 and is subject to such additional terms as specified in the agreement and/or plan governing the award (“Restricted Stock Plan”), provided that any such award and any other award under the Restricted Stock Plan or any successor plan shall vest immediately in its entirety upon the occurrence of a “change in control” as defined in the Restricted Stock Plan, or a sale of all or substantially all of the assets of the Company, or a liquidation of the Company (each a “Change in Control”).

(ii) The Employer currently maintains the New Skies Satellites N.V. 1999 Stock Option Plan, as amended (such plan, or any successor thereto providing for the award of options to purchase ordinary shares of the Employer on substantially the same terms as such plan, the “Option Plan”), pursuant to which the Employer may award options to purchase ordinary shares of the Employer (“Options”). As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, the Employer has awarded and will continue to award stock incentives in the form of Options and Restricted Stock on or about February 2003 and annually thereafter during the Employment Period to the Employee pursuant to the Option Plan and the Restricted Stock Plan. With respect to each such year, the target allocation of the awards (the “Allocation”) will be three times and the maximum Allocation will be five times the Employee’s Base Salary as in effect on the date of the award, subject to the attainment of certain long-term performance goals established by the Supervisory Board in good faith (either acting directly or acting through its Management Compensation and Development Committee) from time to time. It is agreed that the three times Allocation is a target and not a minimum Allocation. As of the date of the 2002 Agreement, at least fifty percent (50%) of the Allocation of each such award shall be comprised of Restricted Stock. The Employer and Employee agree that the February 2005 Allocation shall be based on the February 2003 Allocation subject to Section 2(h).

(iii) The portion of the Allocation awarded in the form of Options shall be options to acquire ordinary shares of the Company in an aggregate value equal to the portion of the Allocation based on the Fair Market Value (as such term is defined in the Option Plan) of such shares as of the date of grant. Each Option shall have an exercise price that is not greater than the Fair Market Value of one ordinary share of the Company as of the date of grant. The portion of the Allocation awarded in the form of Restricted Stock shall be ordinary shares of the Company with an aggregate value based on the Fair Market Value of such shares equal to 40% of such portion of the Allocation. For purposes of the Options and Restricted Stock, the definitions of “Cause” and “Good Reason” set forth in this Amended Agreement shall apply, notwithstanding any contrary definitions in any applicable award agreement or plan. An example illustrating the application of this paragraph (iii) and paragraph (ii) above is attached hereto as Annex A.

(iv) Upon the termination of the employment of the Employee with the Employer by the Employee for Good Reason or by the Employer without Cause, any shares of Restricted Stock and any Options that have not vested shall immediately vest. Upon the termination of the employment of the Employee with the Employer by the Employee for Good Reason or by the Employer without Cause, any Option that is outstanding on the Date of Termination shall not terminate or expire prior to the earlier of (i) the expiration of the term of such Option and (ii) the date which is one year following the Date of Termination. The provisions of this paragraph (iv) shall apply notwithstanding anything to the contrary in the applicable award agreement or plan.

(d) During the Employment Period, the Employee shall be entitled to the following benefits and perquisites:

(i) medical and dental coverage (including for the Employee’s spouse and children under the age of 21), on terms that are no less favorable than those generally provided to other senior executives of the Employer from time to time, subject to customary and reasonable limits, co-payments, deductibles, employee contributions and exclusions;

(ii) at Employee’s election, either a car provided by the Employer suitable to his position or the equivalent cost of such a car to the Employer in cash; and

(iii) any benefits and perquisites generally provided to other senior executives of the Employer, from time to time, provided that the Employee shall not be entitled to participate in any such plan providing for benefits in the nature of severance pay.

(iv) participation in the New Skies Satellites N.V. Headquarters Location Premium (HQLP) plan, as such plan may be amended by New Skies from time to time.

(e) During the Employment Period, the Employee shall be entitled to paid vacation of twenty-five (25) days per year. The ability to carry forward vacation time shall be subject to the Employer’s vacation policy applicable generally to executive officers of the Employer as in effect from time to time. The Employee is not entitled to holiday allowances.

(f) The Employer shall promptly reimburse the Employee for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Employer’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Employer.

(g) The Employer shall promptly reimburse the Employee for expenses related to his relocation from Europe to the United States upon the termination of the Employment Period, as provided for in the New Skies’ Relocation Policy existing on January 1, 2002.

(h) In addition to the payments above, the Company shall pay the Employee:

(i)                                     (A) in the event that a Change in Control occurs in 2004 (unless otherwise noted, all references to 2004 and 2005 are to calendar years), in lieu of the Annual Bonus for 2004 to which the Employee would be entitled under Section 2(b), (I) provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following a Change in Control, an amount equal to the target Annual Bonus for 2004 (determined pursuant to Section 2(b)) pro-rated based on the number of days occurring in such year prior to the Change in Control and (II) provided that the Employee is employed on December 31, 2004, not later than March 1, 2005, an amount equal to the balance of the target Annual Bonus for 2004 over the amount described in the preceding clause (I); or (B) in the event that the Change in Control occurs in 2005, provided that the Employee is employed on the date of the Change in Control, an amount equal to the sum of (I) if the Annual Bonus for 2004 has not theretofore been paid pursuant to Section 2(b), the target Annual Bonus for 2004 (determined pursuant to Section 2(b)), in lieu of payment of such amount pursuant to Section 2(b), and (II) target Annual Bonus for 2005 pro-rated based on the number of days occurring in such year prior to the Change in Control. With respect to a Change in Control in 2005, the Annual Bonus for the remainder of the calendar year after the Change in Control shall be calculated using the formula set forth in Section 2(b) applied pro rata based on the number of days remaining in such calendar year following the Change in Control and shall otherwise be subject to the terms of this Amended Agreement; and

(ii)                                  (A) in the event that a Change in Control occurs in 2004, in lieu of the stock incentives required to be provided in February 2005 pursuant to Section 2(c), (I) provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, an amount in cash equal to one-third of the Allocation made on or about February 2003 pro-rated based on the number of days occurring in 2004 prior to the Change in Control and (II) provided that the Employee is employed on December 31, 2004, not later than March 1, 2005, an amount in cash equal to the excess of one-third of the Allocation made on or about February 2003 over the amount described in the preceding clause (I); or (B) in the event that the Change in Control occurs in 2005, provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, (I) in lieu of the stock incentives required to be provided in February 2005 pursuant to Section 2(c) and provided that no Allocation has been made for February 2005 prior to the Change in Control, an amount in cash equal to one-third of the Allocation made on or about February 2003, and (II) an amount in cash equal to one-third of the Allocation made on or about February 2003 pro-rated based on the number of days occurring in 2005 prior to the Change in Control. With respect to a Change in Control in 2005, such stock incentives for the remainder of the calendar year after the Change in Control shall be calculated using the formula set forth in Section 2(c) applied pro rata based on the number of days remaining in such calendar year following the Change in Control and shall otherwise be subject to the terms of this Amended Agreement.

3. Employment Period.

The Employee’s employment commenced on January 1, 2002 and shall continue indefinitely until it is terminated in accordance with Section 4 below upon the earliest to occur of the following events:

(a) Death. The Employee’s employment hereunder shall terminate upon his death.

(b) Cause. The Employer may terminate the Employee’s employment hereunder for Cause. For purposes of this Amended Agreement, the term “Cause” shall mean: (i) a willful and material violation by the Employee of either Section l(c) or 7 of this Amended Agreement (unless such violation is cured by the Employee within thirty (30) days of receipt of a written notice from the Supervisory Board which specifically identifies the facts and circumstances of such violation); (ii) the willful failure by the Employee to substantially perform the duties reasonably assigned to him within the scope of the Employee’s duties and authority as stated in Section l(a) hereunder (other than as a result of physical or mental illness or injury), after the Supervisory Board delivers to the Employee a written demand for substantial performance that specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties and provides the Employee thirty (30) days to begin to substantially perform, provided that the Employer shall not have the right to terminate the Employee’s employment hereunder for Cause if the Employee begins to substantially perform within such thirty-day period; (iii) the Employee’s willful misconduct, willful waste of corporate assets or gross negligence which in any such event substantially and materially injures the Employer; or (iv) the indictment of the Employee for a felony involving moral turpitude. In order for a termination to be considered to be for Cause, the Notice of Termination (as defined below) must be delivered within six (6) months of the date on which the Employer first knows of the event constituting Cause.

(c) Without Cause. The Employer may terminate the Employee’s employment hereunder without Cause.

(d) Good Reason. The Employee may terminate his employment hereunder for Good Reason. For purposes of this Amended Agreement, the term “Good Reason” shall mean: (i) a reduction by the Company in the Employee’s Base Salary; (ii) any failure by the Company to pay any amounts due to the Employee within ninety (90) days of the date such amount is due; (iii) any material diminution of the level of responsibility or authority of the Employee, including the Employee’s reporting duties; (iv) any adverse change in Employee’s title or position; (v) the failure by the Employer to obtain from any successor an assumption of the obligations of the Employer as contemplated by Section 1l(d) herein; (vi) removal of the Employee from membership on the Board of Management of the Employer during the Employment Period other than in connection with a termination of the Employee’s employment under Section 3(a), 3(b) or 3(c) of this Amended Agreement or as a result of the Employee’s Disability (as defined below) in accordance with the requirements of the laws of The Netherlands; and (vii) the Employer requiring the Employee to be based at any office or location that is more than 50 kilometers from the Employer’s current corporate headquarters and that is not in Paris, France; provided, that, with respect to any such relocation the Employee delivers a written notice of such Good Reason termination to the Employer within thirty (30) days after receiving written notice from the Employer of the possibility of such event; and provided, further, that the Employee delivers a written notice to the Supervisory Board within six (6) months of the date on which the Employee first knows of the event constituting Good Reason which specifically identifies the facts and circumstances claimed by Employee to constitute Good Reason and the Employer has failed to cure such facts and circumstances within thirty (30) days after receipt of such notice. For purposes of this Section 3(d), “Disability” shall mean the Employee’s incapacity due to physical or mental illness, where the Employee has been unable to perform his duties hereunder for a period of (i) six (6) consecutive months or 180 days within a 365-day period or (ii) such longer period as may be required by the laws of The Netherlands.

(e) Without Good Reason. The Employee may terminate his employment hereunder without Good Reason.

4. Termination Procedure.

(a) Notice of Termination. Any termination of the Employee’s employment by the Employer or by the Employee during the Employment Period (other than termination pursuant to Section 3(a)) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 1l(a). For purposes of this Amended Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Amended Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and shall attach any prior notices required under Section 3.

(b) Date of Termination. “Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death; or (ii) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5. Termination Payments.

(a) (i) Without Cause or for Good Reason other than in Connection with a Change in Control. In the event of the termination of the Employee’s employment during the Employment Period by the Employer without Cause or by the Employee for Good Reason, the Employer shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee, or his estate in the event of his death, within thirty (30) days following the Date of Termination, (i) the Employee’s Base Salary through the Date of Termination, outstanding business expenses pursuant to Section 2(f) hereof (to the extent not theretofore paid), and any other amounts due to Employee but which have not been paid (the “Accrued Obligations”), (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination, (iii) an Annual Bonus equal to the prior year’s Annual Bonus pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination and (iv) a lump-sum payment equal to two times the sum of (x) the Employee’s Base Salary (as in effect on the Date of Termination) and (y) the average Annual Bonus earned by the Employee with respect to the two years preceding the Date of Termination.

(ii) Without Cause or for Good Reason in Connection with a Change in Control. Notwithstanding the foregoing, in the event of a termination of the Employee’s employment within a two year period following the date of a Change in Control (a) by the Employer without Cause or (b) by the Employee for Good Reason, the Employer shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee, or his estate in the event of his death, within thirty (30) days following the Date of Termination, (i) the Accrued Obligations, (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination, (iii) an Annual Bonus equal to the prior year’s Annual Bonus pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination, provided that payments under Section 2(h)(i) relating to the year in which the Date of Termination occurs will be credited towards the satisfaction of the Company’s obligation to pay under this clause (iii) for the same period, (iv) a lump-sum payment equal to two and one-half times the sum of (x) the Employee’s Base Salary (as in effect on the Date of Termination) and (y) the average Annual Bonus earned by the Employee with respect to the two years preceding the Date of Termination, (v) reimbursement for outplacement services in an amount up to $25,000 upon the Employee’s submission of receipts for such services, and (vi) continuation of benefits in Section 2(d)(i) for 2.5 years following the Date of Termination; provided the Company’s obligation to provide continued welfare benefits under this clause (vi) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer; and provided further that in the event that the Employee is precluded from continuing full participation in the Company’s welfare benefit plans that provide for the benefits described in Section 2(d)(i) as contemplated by this clause (vi), the Employee shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Employee of obtaining such benefit or coverage himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly.

The payments provided in this Section 5(a) are (i) not subject to offset or mitigation and (ii) conditioned upon and subject to the Employee executing a valid general release and waiver, waiving all claims the Employee may have against the Employer, its affiliates, directors, officers and employees. The Employer shall have no additional obligations under this Amended Agreement, except for (i) the indemnification obligations set forth in Section 6 herein, (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate, and (iii) as set forth in Section 2(c)(iv).

(b) Cause or without Good Reason. If the Employee’s employment is terminated during the Employment Period by the Employer for Cause or by the Employee without Good Reason, the Employer shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee or his estate in the event of his death, within thirty (30) days of the Date of Termination, (i) the Accrued Obligations and (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to the Date of Termination, but only if the event constituting Cause occurs after the end of such calendar year. The Employer shall have no additional obligations under this Amended Agreement, except for (i) the indemnification obligations set forth in Section 6 herein and (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

(c) Death. If the Employee’s employment is terminated by the Employee or as a result of his death, the Employer shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee’s estate, within thirty (30) days of the Date of Termination, (i) the Accrued Obligations; (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination; and (iii) an Annual Bonus equal to the prior year’s Annual Bonus which amount shall not be less than 40% of the Base Salary as of the Date of Termination pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination. The Employer shall have no additional obligations under this Amended Agreement, except for (i) the indemnification obligations set forth in Section 6 herein and (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

6. Indemnification.

The Employer shall indemnify, defend and hold the Employee harmless from and against any and all liability or obligation arising from or relating to this Amended Agreement or the performance by the Employee of his obligations hereunder, in accordance with the indemnification provisions set forth in Article 21 of the Employer’s Articles of Association, as in effect on the date hereof, provided, that this obligation to indemnify and defend shall not extend to disputes between the Employee and the Employer, if any, which relate to the benefits or other amounts in the nature of compensation from the Employer to which the Employee believes he is entitled. The Employee shall receive coverage by a customary director and officer indemnification policy on a basis that is no less favorable than the coverage provided to any other officer or director of the Employer.

7. Non-Solicitation; Non-Disclosure; Workproduct; Non-Competition.

(a) During the Employment Period and for one year following the termination of Employee’s employment with Employer the Employee agrees not to offer employment to any employee of the Employer or any of its affiliates for other than employment by the Employer or attempt to induce any such employee to leave the employ of the Employer or any subsidiaries of the Employer and the Employee further agrees not to solicit any clients or suppliers of the Employer to do business with any competing business of the Employer.

(b) Employee agrees that he will not appropriate for his own use, disclose, divulge, furnish or make available to any person, unless in the normal course of business or as authorized by Employer in writing, any confidential or proprietary information concerning Employer, including, without limitation, any confidential or proprietary information concerning the operations, plans or methods of doing business of Employer (the “Information”); provided, that the term “Information” shall not include such information which is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Amended Agreement. Notwithstanding the foregoing, Employee may disclose Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees to provide Employer with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that Employer may, upon notice to Employee, take such action as Employer deems appropriate in relation to such subpoena or request.

(c) Employee agrees that all right, title and interest to all works of whatever nature generated in the course of his employment resides with Employer. Employee agrees that he will return to Employer, not later than the Date of Termination, all property, in whatever form (including computer files and other electronic data), of Employer in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to Employer, its officers, directors, shareholders, customers or affiliates, and any business or business opportunity of Employer and its affiliates.

(d) Employee agrees not to engage in any aspect of the Satellite Business (as hereinafter defined) (i) during the Employment Period and (ii) in the event of the termination of the Employee’s employment during the Employment Period by the Employer without Cause or by the Employee (with or without Good Reason), for one year following the termination of

Employee’s employment with Employer. Employee shall be deemed to be engaging in the Satellite Business if he directly or indirectly, whether or not for compensation, renders personal services of any kind in any capacity for any Competitor (as hereinafter defined).

For purposes of this Section 7(d):

(i) The “Satellite Business” shall mean the business of communication of electronic video, data, voice or other information by transmission by satellite operating in the Fixed Satellite Service frequencies for hire or any other business in which the Employer is engaged from time to time during the Employment Period.

(ii) A “Competitor” is any corporation, firm, partnership, proprietorship or other entity which engages in the Satellite Business.

Notwithstanding the foregoing, the Employee shall not be subject to the restrictions of this Section 7(d) in the event, that a termination of employment occurs within two years following the date of a Change in Control (i) by the Employee for Good Reason or (ii) by the Employer without Cause.

(e) The restrictions of Section 7(d) hereof shall be deemed to be separate restrictions with respect to each geographic area, time period and activity covered thereby. Employee hereby agrees that if, in any judicial proceeding, a court shall refuse to enforce any such separate restriction, then such unenforceable restriction shall be deemed eliminated from this Amended Agreement for the purpose of such proceeding or any other judicial proceeding, but only to the extent necessary to permit the remaining restrictions of Section 7(d) hereof to be enforced.

(f) The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Employer by reason of a failure by Employee to perform any of his obligations under this Section 7. Accordingly, if Employer or any of its affiliates institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, Employee hereby waives the claim or defense that Employer or its affiliate has an adequate remedy at law, and Employee shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

(g) The restrictions in this Section 7 shall be in addition to any restrictions imposed on Employee by statute or at common law.

8.  Legal Fees.

Employer will pay, or reimburse Employee for, reasonable attorney’s fees and costs incurred by Employee in negotiating and documenting this Agreement and any related agreement with the Employer (not including any termination or similar agreement except as provided in Section 11(g)).

9.  Tax-free Allowance Subject to 30% Ruling.

If and insofar as the Employee has received or may receive a tax-free allowance for extra-territorial costs under Section 9 of the 1965 Payroll Tax Implementation Decree (as further described in clause (ii) below), the following shall apply:

(i) The originally agreed upon Wages from Current Employment shall be reduced for employment law purposes so that 100/70 of the adjusted Wages from Current Employment is equal to the originally agreed upon Wages from Current Employment.  As used herein, “Wages from Current Employment” are all income (in cash, cash equivalent, or benefit in kind) that is subject to wage tax withholding in the Netherlands.

(ii) The Employee shall receive an allowance for extra-territorial costs from the Employer, equal to 30/70 of the adjusted Wages from Current Employment (the “Allowance”).

(iii) The Employee is aware of the fact that, in view of the applicable regulations, an adjustment to the remuneration agreed under this Section may affect all considerations and benefits that are linked to Wages from Current Employment, such as pension rights and social security benefits.

(iv) The intention of this Section is to automatically apply Section 9 of the 1965 Payroll Tax Implementation Decree to all elements of Wages from Current Employment that can benefit from this special provision.

(v) The Employee acknowledges and agrees that, as a result of the adjustments described in clause (i) and (ii), the Employee’s adjusted Base Salary (the “Adjusted Base Salary”) shall equal 70/100 of the previously agreed Base Salary. The Employee hereby consents to this adjustment and agrees that it shall not constitute a breach of this Amended Agreement or give rise to any rights on the part of the Employee. Following any adjustment hereunder, all references in this Amended Agreement to Base Salary shall be deemed to refer to the Employee’s Total Base Compensation, which shall equal the sum of the Adjusted Base Salary and an allowance equal to 30/70 of the Adjusted Base Salary.  For the avoidance of doubt, the term “originally agreed upon Wages from Current Employment” shall refer to the Wages from Current Employment in effect immediately prior to the adjustments described in clause (i) and (ii).

10. Excise Tax Matters.

(a) Anything in this Amended Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Amended Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code (the “Code”), then the amount of the Payments to which the Employee shall be entitled shall be reduced to the extent, and only to the extent, that such excise tax shall not apply, unless it is determined that the after-tax benefit to the Employee would be greater if such reduction did not occur. Notwithstanding the provisions of Section 10(b), the specific Payment or Payments that are reduced, and the order and amount of reduction from each such Payment, shall be determined by the Employee in his discretion.

(b) All determinations required to be made under this Section 10, including whether a reduction is required and the amount of such reduction and the assumptions not specified herein to be used in arriving at such determinations, shall be made by a law firm selected by the Employee that is reasonably acceptable to the Company (the “Law Firm”). Such determination shall be made within thirty business days after request therefor by notice from the Employee to such firm and to the Employer. The Law Firm shall provide detailed supporting calculations with respect to its determination both to the Employer and the Employee within such thirty business day period. All fees and expenses of the Law Firm shall be borne solely by the Employer. Any determination by the Law Firm shall be final, binding and conclusive upon the Employer and the Employee, except as provided in the following sentences of this Section 10(b). As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Law Firm hereunder, it is possible that reductions which will not have been made by the Employer should have been made (“Overpayment”) or that reductions which have been made by the Employer should not have been made (“Underpayment”), consistent with the calculations required to be made hereunder. Either party hereto can request a redetermination by the Law Firm. In the event that the Law Firm determines that an Underpayment has occurred, the Law Firm shall promptly determine the amount of the Underpayment, which shall be promptly paid by the Employer to or for the benefit of the Employee. In the event that the Law Firm determines that an Overpayment has occurred has occurred, the Law Firm shall promptly determine the amount of the Overpayment, which shall be promptly repaid by the Employee to the Employee.

11. Miscellaneous.

(a) Any notice or other communication required or permitted under this Amended Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Employer:

New Skies Satellites N.V.
Rooseveltplantsoen 4
2517 KR The Hague
The Netherlands

Attention: Members of the Supervisory Board and
Secretary to the Supervisory Board

If to the Employee:

Frederik Hendrikplein 46
2582 BA, The Hague
The Netherlands

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

(b) This Amended Agreement constitutes the entire agreement among the parties hereto with respect to the Employee’s employment, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee’s employment.

(c) This Amended Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such, performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Amended Agreement.

(d) (i) This Amended Agreement, the Restricted Stock Plan and the Option Plan are binding on and are for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Amended Agreement, the Restricted Stock Plan or the Option Plan nor any right or obligation under this Amended Agreement, the Restricted Stock Plan or the Option Plan may be assigned, transferred, pledged or encumbered by the Employer or by the Employee except as otherwise permitted herein or in the Restricted Stock Plan or the Option Plan.

(ii) The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer expressly to assume and agree to perform this Amended Agreement, the Restricted Stock Plan and the Option Plan in the same manner and to the same extent that the Employer would have been required to perform it if no such succession had taken place. As used in this Amended Agreement, the Restricted Stock Plan and the Option Plan, all references to New Skies Satellites N.V., Employer or Company shall mean both New Skies Satellites N.V. and any such successor that assumes and agrees to perform this Amended Agreement, by operation of law or otherwise.

(e) If any provision of this Amended Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(f) The Employer may withhold from any amounts payable to the Employee hereunder all Dutch and foreign, federal, state, city or other taxes and other amounts that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

(g) This Amended Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without reference to its principles of conflicts of law. In the event of any dispute or controversy arising hereunder, the Employer shall bear the expenses reasonably incurred by the Employee in connection therewith, including without limitation reasonable legal fees; provided, that the Employee shall reimburse the Employer for such expenses (including without limitation such legal fees) if the Employee does not prevail with respect to a majority of his position in such dispute.

(h) This Amended Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i) The headings in this Amended Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement, as of the date first written above.

NEW SKIES SATELLITES N.V.

/s/ Terry Seddon
By: Terry Seddon Chairman of the Supervisory Board

DANIEL S. GOLDBERG

/s/ Daniel S. Goldberg
By: Daniel S. Goldberg